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                                                                   EXHIBIT 10.22

NON-EMPLOYEE DIRECTOR COMPENSATION

     On December 13, 2006, upon the recommendation of the Compensation Committee, the Board of Directors of Quiksilver, Inc. (the "Company") approved the following revised compensation structure for non-employee directors.

Cash Compensation

     Effective November 1, 2006, non-employee directors of the Company will receive the following cash compensation:

     -    $50,000 annual cash retainer;

     - $30,000 additional annual cash retainer for the Chair of the Audit Committee.

     - $20,000 additional annual cash retainer for the Chair of other Board committees.

     - $15,000 additional cash retainer per committee membership, excluding Chairs.

The annual cash retainers will be payable quarterly.

Equity Compensation

     Under the Company's 2000 Stock Incentive Plan (the "2000 Plan"), each non-employee director is automatically granted an option to purchase 60,000 shares of common stock when he or she first becomes a member of the Board of Directors, and such stock options vest over a three-year period in equal annual installments. Each non-employee director also receives an annual stock option grant to purchase 20,000 shares, which are immediately vested, upon re-election of the director at each annual meeting of stockholders, provided that such director has been on the Board for a minimum of six months. The shares subject to the 60,000 share option grant vest immediately upon the director's death or permanent disability or an acquisition of the Company (whether by merger, asset sale or sale of stock by the stockholders). The options are granted at an exercise price equal to the fair market value of the common stock on the date of grant and expire on the earlier of 10 years from the date of grant or 12 months after a director's termination from the Board.

     Subject to stockholder approval at the Company's 2007 annual meeting, the current automatic option grant program under the 2000 Plan is expected to be replaced with a new equity compensation program for non-employee directors consisting of both stock options and restricted stock. If the new equity compensation program is approved by the Company's stockholders, the 60,000 share option grant upon first becoming a non-employee director of the Company will be eliminated and the 20,000 share annual option grant will be reduced to 7,500 shares. In addition, the maximum term of the options will be reduced from ten to seven years. Also, if the new equity compensation program is approved by the Company's stockholders, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board member after such meeting will also be automatically granted 5,000 restricted shares of

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common stock. The shares subject to each automatic restricted stock award will vest and all restrictions will lapse upon the individual's completion of three years of Board service measured from the restricted stock award date.

     The form and manner of implementing the new equity compensation program, if approved by the Company's stockholders, has not been finalized, but it is anticipated that the Board will propose to the Company's stockholders that the 2000 Plan be amended and/or a new plan be adopted to implement the program. In light of the intent to propose a new equity compensation program for non-employee directors to the Company's stockholders, the Compensation Committee has suspended that portion of the existing automatic option grant program under the 2000 Plan which provides for the automatic grant of an option to acquire 60,000 shares of common stock to each non-employee Board member upon first becoming a member of the Board, as well as the automatic annual stock option grant to acquire 20,000 shares upon re-election of the director at each annual stockholders meeting. In the event that the new equity compensation program to be proposed to the Company's stockholders is not approved by the stockholders, the current automatic option grant program, including the 60,000 share option grant upon first becoming a director and the annual 20,000 share option grant, will remain in place.

Clothing Allowance and Expense Reimbursement

     Non-employee directors will continue to receive an annual allowance of up to $2,000 to purchase apparel and other Company products. Directors will also continue to be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service as directors.